                                                                    EXHIBIT 12.1


                       FREEPORT-McMoRan COPPER & GOLD INC.

Computation of Ratio of Earnings to Fixed Charges:


                                                       Years Ended December 31,
                                       2001         2000        1999        1998        1997
                                     --------     --------    --------    --------    --------
                                                             (In Thousands)
Income from continuing operations    $113,025     $ 76,987    $136,467    $153,848    $245,108
Add:
Provision for income taxes            202,979      159,573     195,653     170,566     231,315
Minority interests' share
 of net income                         42,772       36,680      48,714      37,012      40,343
Interest expense, net                 173,595      205,346     104,069     205,588     151,720
Rental expense factor(a)                 -            -            188         323         240
                                     --------     --------    --------    --------    --------
Earnings available for
 fixed charges                       $532,371     $478,586    $575,091    $567,337    $668,726
                                     ========     ========    ========    ========    ========

Interest expense, net                $173,595     $205,346    $194,069    $205,588    $151,720
Capitalized interest                    9,438        7,216       3,768      19,612      23,021
Rental expense factor(a)                 -            -            188         323         240
                                     --------     --------    --------    --------    --------
Fixed charges                        $183,033     $212,562    $198,025    $225,523    $174,981
                                     ========     ========    ========    ========    ========

Ratio of earnings to
 fixed charges(b)                        2.9x         2.3x        2.9x        2.5x        3.8x
                                         ====         ====        ====        ====        ====

a. Portion of rent deemed representative of an interest factor.
b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.



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